Exhibit 99.1

PRESS RELEASE	CONTACT:	Brian Shannon
713.849.9911
bshannon@flotekind.com

Flotek Industries, Inc. Revises 2008 Earnings Guidance

HOUSTON, May 27, 2008- Flotek Industries, Inc. (NYSE: FTK), a technology-driven growth company serving the oil, gas, and mining industries, today revised its previously announced guidance for the year ending December 31, 2008. The Company revised earnings guidance to $1.12 to $1.22 per fully diluted share, as compared to prior guidance of $1.50 to $1.60 per fully diluted share, and 2007 fully diluted EPS of $0.88.

Although management’s expectations for 2008 remain very positive, several factors were identified by management in reviewing first quarter 2008 earnings, the original guidance model, and current business conditions which prompted the revision. The rationale for the revisions fall into the following categories:

1.	First Quarter performance

2.	Fine tuning guidance assumptions

3.	Operations

Q1 performance

First Quarter performance was below management’s estimates on which guidance was based and the Company does not feel it can recapture those earnings in the remainder of the year. As described in the first quarter press release and earnings call, a four month delay in parts for the downhole tools segment and higher corporate costs contributed to quarterly performance that was not in line with management’s original estimates for the quarter. Revised guidance does not assume that this miss can be recaptured in the remaining three quarters.

Modeling

Revised guidance was impacted by a higher interest rate cost for the convertible debenture than originally assumed before credit market conditions worsened.

Operational

Chemical and Logistics – The integration of production chemical services into CESI and the rollout of the production chemicals business unit to additional geographic areas has not progressed as quickly as originally planned, but is being addressed. Rising commodity prices have occurred, however, the price increase in our chemical division has been accepted and is now in place and offsetting feedstock cost increases. The expenditures for our international expansion of the chemicals business is resulting in a global infrastructure allowing the offering of a suite of all Flotek products.

Downhole tools – As discussed in the earnings conference call, the rental tool division has seen cost cutting from competitors and after not participating in the cost cutting, the Company has begun competing on price in addition to service. This is currently impacting margins adversely. The impact of Teledrift has been as originally projected and the field operating profit is increasing in the downhole tool segment. Also the integration of CAVO downhole motors and Teledrift is proceeding as planned.

Artificial lift – There have been limited revisions to the artificial lift segment although the inflation in salary costs in the oilfield continues to impact all divisions.

Corporate – Third party professional fees were higher than originally budgeted and are being rigorously evaluated and monitored. Outside consultants have been or are being replaced with full time employees such as Head of Internal Audit and Head of Information Technology.

Jerry Dumas, Chairman of the Board, CEO and President reiterated, “As I stated in Flotek’s first quarter earnings call, we have conducted a comprehensive analysis of our performance to date, revisited issues on the horizon for our Company, and decided to lower guidance for the year although our core business fundamentals remain sound. We look to continued growth in 2008 through the successful acquisition of Teledrift, improving margins in drilling tools, strong microemulsion product sales and the appointment of Steve Reeves as COO. Although revising downward, I look to another successful year of growth for Flotek.”

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals, and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.